FOR IMMEDIATE RELEASE – APRIL 5, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. TO COMMENCE SECOND STEP CONVERSION AND
OFFERING OF UP TO 488,750,000 SHARES OF COMMON STOCK TO THE PUBLIC
(SUBJECT TO INCREASE TO UP TO 562,062,500 SHARES)

Paramus, New Jersey, April 5, 2005 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the mid-tier holding company that owns Hudson City Savings Bank, announced today that Hudson City, MHC has received conditional approval from the Office of Thrift Supervision to commence its second step conversion and the related stock offering by the Company. The Company also announced today that a registration statement relating to the offering for sale of common stock by the Company was declared effective by the Securities and Exchange Commission.

The Company is offering for sale between 361,250,000 and 488,750,000 shares of common stock at $10.00 per share. The Company may increase the maximum number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to 562,062,500 shares, as a result of market demand, regulatory considerations or changes in financial markets. At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of the Company will be subject to a stock split pursuant to a split ratio estimated to be between 2.9471 and 3.9873, subject to increase to 4.5854 at the adjusted maximum of the offering range.

The expected number of shares to be sold in the offering and issued to public stockholders in the stock split is based on an independent appraisal of the market value of the Company at March 24, 2005, which ranged from $5.49 billion to $7.42 billion ($8.54 billion at the adjusted maximum). The offering and split ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the stock offering. After the completion of the conversion and the offering, the Company will be 100% owned by public stockholders.

The subscription offering of shares to the depositors of Hudson City Savings is expected to commence on or about April 12, 2005, at which time proxy and offering materials will be mailed to depositors. A syndicated offering of unsubscribed shares to the general public is expected to begin at a later date. Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approval of the Office of Thrift Supervision, and the approval and ratification of the plan of conversion by the depositors of Hudson City Savings and by the public stockholders of Hudson City Bancorp, other than Hudson City, MHC. Proxy materials for the annual meeting of stockholders will be mailed on or about April 19, 2005.

The Stock Information Center opens on April 13, 2005. The Stock Information Center’s telephone number is (866) 890-4272.

Ryan Beck & Co., Inc. is assisting us in selling our common stock in the subscription offering on a best efforts basis. Lehman Brothers is acting as global coordinator and sole bookrunner and Ryan Beck is acting as joint lead manager for the syndicated offering, which is also being conducted on a best efforts basis. Neither Ryan Beck, Lehman Brothers nor any other member of the syndicate group is required to purchase any shares in the offering.

Thacher Proffitt & Wood llp, New York, NY, will serve as special counsel to the Company for the conversion and the stock offering. Ryan Beck and Lehman Brothers are being represented by Simpson Thacher & Bartlett llp, New York, NY.

The Company maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 85 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,000 full-time employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

You may obtain the registration statement and related prospectuses free of charge from the Securities and Exchange Commission, or SEC, through their website, www.sec.gov. In addition, documents that we file with the SEC are made available free of charge through our website, www.hcbk.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.